UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2022

Whole Earth Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38880	38-4101973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 S. Wacker Drive

Suite 1250
Chicago, IL 60606

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 840-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FREE	The NASDAQ Stock Market LLC
Warrants to purchase one-half of one share of common stock	FREEW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Albert Manzone as Chief Executive Officer; Appointment of Mr. Franklin as Interim Chief Executive Officer

On December 12, 2022, Whole Earth Brands, Inc., a Delaware corporation (the “Company”), announced that the Company’s Board of Directors (the “Board”) and its Chief Executive Officer and a member of its Board, Albert Manzone, have mutually agreed that Mr. Manzone will step down from his capacity as Chief Executive Officer and a member of the Board, effective January 1, 2023. Mr. Manzone will continue as a non-executive employee of the Company through February 28, 2023, and thereafter through September 1, 2023, Mr. Manzone will assist to facilitate a smooth transition of duties and with certain other responsibilities. The Board has appointed Michael Franklin to serve as the Company’s Interim Chief Executive Officer, effective January 1, 2023. Mr. Franklin currently serves on the Company’s Board of Directors.

On December 11, 2022 (the “Effective Date”), the Company and Mr. Manzone entered into a Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Manzone will receive following the Separation Date (as defined in the Separation Agreement), in consideration for, among other things, his compliance with certain restrictive covenants and a typical release of claims, (i) payment of an amount equivalent to 50% Mr. Manzone’s base salary in effect as of the Separation Date, in substantially equal monthly installments over a period of six months, (ii) payment of a discretionary bonus for fiscal year 2022 (and subject to applicable performance metrics) as determined in the sole discretion of the Board, (iii) accelerated vesting of 137,463 unvested time-based restricted stock units granted to Mr. Manzone prior to the Effective Date with all remaining time-based restricted stock units to be forfeited, (iv) pro rata service-vesting of then-outstanding performance-based restricted stock unit awards in accordance with the terms of the applicable award agreements, to be earned based on actual performance at the end of the applicable performance period, and (v) continued payment of Mr. Manzone’s car allowance through the Separation Date with the option to (A) continue the car allowance with Mr. Manzone reimbursing the Company for the monthly allowance or (B) transfer the lease to Mr. Manzone following the Separation Date in lieu of continuation of the monthly car allowance.

Mr. Manzone also released the Company from any and all claims with respect to all matters arising out of or related to Mr. Manzone’s employment by the Company and his departure, and reaffirmed and agreed to comply with all covenants and agreements regarding non-competition, confidential information, return of company property, non-disparagement, and other covenants to which Mr. Manzone’s employment was subject.

There are no arrangements or understandings between Mr. Manzone and any other persons, pursuant to which he was appointed as Chief Executive Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Manzone and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On December 12, 2022, the Company issued a press release announcing Mr. Manzone’s departure. The full text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated December 11, 2022, by and between Whole Earth Brands, Inc. and Albert Manzone
99.1	Press Release of Whole Earth Brands, Inc., dated December 12, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whole Earth Brands, Inc.

Dated: December 13, 2022	By:	/s/ Duane Portwood
	Name:	Duane Portwood
	Title:	Chief Financial Officer